Exhibit 23.1

CONSENT

The undersigned consents to being named as a Qualified Person in the Annual Report on Form 10-K for the fiscal year ended November 30, 2023, of U.S. GoldMining Inc. (the “Company”) being filed by the Company with the United States Securities and Exchange Commission and any amendments thereto, and to the reference to the undersigned in the Annual Report as having reviewed and approved the technical and scientific information contained therein.

February 21, 2024

/s/ Tim Smith

Tim Smith, P.Geo

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